Exhibit 99.1

ActivIdentity Reports Second Quarter

Fiscal 2007 Financial Results

Company delivers 34 percent annual revenue growth

FREMONT, Calif., May 8, 2007—ActivIdentity Corporation (NASDAQ: ACTI), a global leader in digital identity assurance, today announced financial results for its second quarter of fiscal 2007 ended March 31, 2007.

Revenues for the quarter ended March 31, 2007 were $14.9 million, compared to $11.1 million for the quarter ended March 31, 2006, representing annual revenue growth of 34%. Revenues for the quarter ended December 31, 2006 were $14.6 million.

Net loss for the quarter ended March 31, 2007, decreased to $3.4 million, or $0.08 per diluted share, compared to a net loss of $8.3 million, or $0.18 per diluted share for the three months ended March 31, 2006. Net loss for the December 2006 quarter was $0.03 per diluted share.

Second Quarter Financial Highlights:

•	Gross Margins were 62 percent or $9.2 million for the second quarter ended March 31, 2007 and compares to 59 percent or $6.5 million for the second quarter in 2006.
•	Total operating expenses for the three months ended March 31, 2007 were $14.5 million which compares to $15.6 million for the quarter ended March 31, 2006.
•

During the second quarter 2007, net loss decreased to $3.4 million compared to a loss of $8.3 million reported for the second quarter of 2006. Net loss during the quarter excluding amortization of intangibles and technology as well as stock based compensation was $2.3 million compared to a loss of $6.2 million for the same quarter ending March 2006.

•	Cash and cash equivalents (including short-term investments) were $130.7 million for the quarter ending March 31, 2007.

“The company continues to execute against its plan as it moves toward operating profitability and continues to show revenue expansion. The results of the second quarter in 2007 reflect solid growth in our enterprise markets where we saw a strong uptake of our Smart Employee ID solution," said Jason Hart, ActivIdentity’s CEO.

“We have focused the business on our primary markets in government and enterprise and we continue to see the early results in our revenue and pipeline. We believe the company is at a critical inflection point as the market is growing and ActivIdentity is able to leverage its previous investments with a first to market position," stated Mr. Jason Hart.

Second Quarter Business Highlights

•	During the quarter, the company successfully secured sales to large international police organizations and various international government defense organizations.
•	Also, during the second quarter, ActivIdentity was recognized by the U.S. Department of Commerce for “Excellence in Innovation”.
•

In February, ActivIdentity announced the release of its new “ActivIdentity Solutions for Microsoft®” product line, including support for enterprises deploying Microsoft Windows Vista™. The ActivIdentity Solutions for Microsoft product line builds upon the company’s strong heritage in securing international governments, offering enterprise customers a suite of fully-integrated products designed to address the most stringent identification, security and compliance requirements.

Third Quarter Business Outlook

ActivIdentity anticipates that revenues for its third quarter of fiscal 2007 ending June 30, 2007 will range from $15 to $16 million, with a loss of between $0.06 and $0.09 per basic and diluted share. Cash, including short term investments, is expected to decrease to between $128 million and $129 million.

Conference Call Details

ActivIdentity will host its quarterly conference call to discuss results of its second fiscal quarter ended March 31, 2007 at 1:30 p.m. PST (4:30 p.m. EST) this afternoon. There will be a live audio web cast or dial in to the conference call.

Live audio web cast: The conference call web cast will be available on the investor relations section of the Company’s website at www.actividentity.com. A replay of the web cast will be available approximately two hours after the conclusion of the call through May 31, 2007.

Dial-in conference call: To access the conference call, dial (877) 292-2820 if you are calling from within the U.S. or (706) 679-4390 if you are calling from outside the U.S., and enter conference ID number 6866439. An audio replay of the conference call will also be available approximately two hours following its conclusion and will remain available through May 31, 2007. To access the audio replay, dial (800) 642-1687 or from outside the U.S., (706) 645-9291 and enter conference ID number 6866439.

About ActivIdentity

ActivIdentity® Corporation (NASDAQ: ACTI) is a trusted provider of identity assurance solutions for the enterprise, government, healthcare, and financial services markets worldwide. The company provides the only fully-integrated platform enabling organizations to issue, manage and use identity devices and credentials for secure access, secure communications, legally binding digital transactions, as well as intelligent citizen services.

ActivIdentity customers experience multiple benefits including increased network security, protection against identity theft and online fraud, enhanced workforce productivity, business process efficiencies, and regulatory compliance.

ActivIdentity solutions include Smart Employee ID, Enterprise Single Sign On, Strong Authentication, Secure Information and Transactions, and Smart Citizen ID.

More than 15 million users and 4,000 customers worldwide rely on solutions from ActivIdentity. Headquartered in Fremont, Calif., the company has development centers in the United States, Australia, France, and sales and service centers in more than ten countries. For more information, visit www.actividentity.com.

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ActivIdentity and ActivCard are registered trademarks in the United States and/or other countries. All other trademarks are the property of their respective owners in the United States and/or other countries.

Forward-Looking Statements Safe Harbor

The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include risks relating to our history of losses and need for revenue growth and cost containment, the integration of acquired business and technologies, the variability of our quarterly results, and other risks identified under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, and in subsequent Quarterly Reports on Form 10-Q, which are filed with the United States Securities and Exchange Commission (SEC). Copies of these filings are available from the Company and on the SEC’s Web site at www.sec.gov. Actual results, events and performance may differ materially from our forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company disclaims any intention to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ActivIdentity Corporation

Consolidated Balance Sheets

(in thousands)

	March 31,	September 30,
	2007	2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$16,047	$11,477
Short-term investments	114,635	116,570
Accounts receivable, net of allowance for doubtful accounts	12,705	18,048
Inventories, net	1,782	1,633
Prepaid and other current assets	3,174	2,976

Total current assets	148,343	150,704
Property and equipment, net	4,103	3,612
Other intangible assets, net	8,150	9,830
Other long-term assets	977	968
Goodwill	35,874	35,874

Total assets	$197,447	$200,988

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,136	$2,001
Accrued compensation and related benefits	6,608	6,425
Current portion of accrual for restructuring liability	765	750
Accrued and other current liabilities	4,363	4,585
Current portion of deferred revenue	12,211	12,788

Total current liabilities	28,083	26,549
Deferred revenue, net of current portion	1,766	1,945
Accrual for restructuring liability, net of current portion	1,900	2,249
Long-term deferred rent	865	919

Total liabilities	32,614	31,662

Minority interest	371	373

Stockholders’ equity:
Common stock	421,805	420,573
Accumulated deficit	(242,033)	(237,203)
Accumulated other comprehensive loss	(15,310)	(14,417)

Total stockholders’ equity	164,462	168,953

Total liabilities and stockholders’ equity	$197,447	$200,988

ActivIdentity Corporation

Condensed Consolidated Statement of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2007	2006	2007	2006
Revenue:
Software	$5,837	$4,988	$12,617	$10,169
Hardware	4,379	3,217	8,108	6,152
Maintenance and support	4,668	2,887	8,774	6,243

Total revenue	14,884	11,092	29,499	22,564

Cost of revenue:
Software	830	1,142	1,586	2,151
Hardware	2,897	1,978	4,803	3,746
Maintenance and support	1,165	808	2,212	1,704
Amortization and impairment of acquired developed technology	792	663	1,584	1,326

Total cost of revenue	5,684	4,591	10,185	8,927

Gross profit	9,200	6,501	19,314	13,637
Operating expenses:
Sales and marketing	7,106	7,199	12,926	13,773
Research and development	4,860	4,678	9,853	9,434
General and administration	2,494	3,207	5,379	7,141
Restructuring, business realignment, and severance benefits	—	262	—	794
Amortization of acquired intangible assets	48	274	96	548

Total operating expenses	14,508	15,620	28,254	31,690

Loss from operations	(5,308)	(9,119)	(8,940)	(18,053)
Other income (expense):
Interest income, net	1,510	1,080	2,898	2,115
Other income (expense), net	465	(247)	1,332	(947)

Total other income, net	1,975	833	4,230	1,168

Loss from operations before income tax and minority interest	(3,333)	(8,286)	(4,710)	(16,885)
Income tax provision	(99)	(33)	(114)	(53)
Minority interest	(4)	37	(6)	70

Net loss	$(3,436)	$(8,282)	$(4,830)	$(16,868)

Net loss per share	$(0.08)	$(0.18)	$(0.11)	$(0.37)

Shares used to compute basic and diluted net loss per share	45,662	45,191	45,644	45,154

ActivIdentity Corporation

Condensed Consolidated Statement of Cash Flows

(In thousands, unaudited)

	Six Months Ended March 31,
	2007	2006
Cash flows from operating activities:
Net loss	$(4,830)	$(16,868)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of fixed assets	758	806
Amortization of acquired developed technology and patents	1,584	1,326
Amortization of acquired intangible assets	96	548
Stock-based compensation expense	1,050	1,880
Loss on disposal of property and equipment	4	138
Minority interest in ActivIdentity Europe S.A	5	(70)
Changes in:
Accounts receivable	5,698	(3,514)
Inventories	(70)	54
Prepaid and other current assets	4	822
Accounts payable	2,002	1,671
Accrued compensation and related benefits	(378)	(1,163)
Accrual for restructuring liability	(332)	(660)
Accrued and other current liabilities	(605)	(929)
Deferred revenue	(966)	2,001
Deferred rent	(54)	(17)

Net cash provided by (used in) operating activities	3,966	(13,975)

Cash flows from investing activities:
Purchases of property and equipment	(1,196)	(519)
Purchases of short-term investments	(64,787)	(54,760)
Proceeds from sales and maturities of short-term investments	66,982	66,584
Cash used in acquisitions, net of cash received	—	(681)
Other long-term assets	(1)	(222)

Net cash provided by investing activities	998	10,402

Cash flows from financing activities:
Proceeds from exercise of options, rights and warrants	176	70

Net cash provided by financing activities	176	70

Effect of exchange rate changes	(570)	851

Net increase (decrease) in cash and cash equivalents	4,570	(2,652)
Cash and cash equivalents, beginning of period	11,477	13,167

Cash and cash equivalents, end of period	$16,047	$10,515